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                                                                    EXHIBIT 10.9

                         EXECUTIVE EMPLOYMENT AGREEMENT

                                   (3 years)

         This Employment Agreement ("Agreement") is made as of __________, 199__, by and between BrightStar Information Technology Group, Inc., a Delaware corporation, located at 10375 Richmond Avenue, Suite 1620, Houston, Texas 77042 (the "Company"), and____________________________________________, an individual with an address of  __________________________
_______________________________________ (the "Employee").

         1. Employment. The Company hereby agrees to employ the Employee and the Employee hereby agrees to work for the Company under the terms and conditions set forth herein. This Agreement supersedes and replaces any prior employment agreement or other agreement between the parties dealing with the subject matter hereof and such prior agreements, if any, are hereby terminated; provided however, that this agreement shall not affect any provisions of that certain Stock Repurchase Agreement to be executed by and between Employee and the Company pursuant to terms of that certain Share Exchange Agreement dated as of December 15, 1997, by and among the Company, BIT Group Services, Inc., a Delaware corporation ("BITG"), and the holders of the outstanding capital stock of BITG, including, without limitation, the definition of termination for "Cause" contained in such Stock Repurchase Agreement.

         2. Term of Employment. The term of employment pursuant to this Agreement shall begin on the date set forth above (the "Effective Date") and shall continue in effect for an initial term of three (3) years from the date set forth above unless terminated in accordance with Section 7, and shall be extended from year to year thereafter, unless terminated effective as of the end of the initial term or any one-year extension thereafter by written notice from the Company to Employee, or by written notice of Employee to the Company, delivered not less than sixty (60) days prior to the end of the initial term, or the end of such one-year extension, as applicable.

         3.    Scope of Duties; Covenants.

               (a) The Employee shall be employed by the Company in the position set forth on Schedule A hereto and shall perform the duties as set forth on Schedule A hereto. At all times, Employee shall serve under the direction of the Board of Directors and [the Chief Executive Officer] of the Company and shall perform such services and exercise such authority as is customary for such position.

                (b) So long as he is employed by the Company, Employee shall devote his skill, energy and best efforts to the faithful discharge of his duties as an employee of the Company. The Employee agrees that in the provision of all services to the Company, he will comply with and follow the provisions of this Agreement and all directives, policies, standards and regulations from time to time established by the Board of Directors of the Company.
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                (c)       Employee represents and warrants that Employee is
under no contractual or other restrictions or obligations which will significantly limit the performance of Employee's obligations under this Agreement or which will prohibit or limit the use by the Employee of any information which relates to the business of the Company or the services to be rendered by the Employee under this Agreement (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired by Employee in confidence, trust or under other obligation prior to Employee's employment by the Company). Employee covenants and agrees that Employee shall not disclose to the Company, or induce the Company to use, any such proprietary information, knowledge or data belonging to any previous employer or others. Employee further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement during the term of this Agreement.

                (d) To the extent they relate to, or result from, directly or indirectly, the actual or anticipated operations of the Company, the Employee hereby agrees that all Intellectual Property (defined below) developed, purchased or acquired by the Company, shall be the exclusive property of the Company, and unless otherwise agreed by the Company, all right, title and interest therein shall remain in the Company.

                (e) The Employee will hold all Intellectual Property and Confidential Information (defined below) in trust for the Company and will deliver all Intellectual Property and Confidential Information in his possession or control to the Company upon request and, in any event, at the end of his employment with the Company. During the term of his employment with the Company, the Employee will promptly disclose to the Company all Confidential Information that comes to Employee's attention which has not previously been disclosed to the Company, as well as any business opportunity reasonably related to the scope of business of the Company or an Assisted Affiliate as described in Section 8, which comes to his attention. The Employee will not take advantage of or divert from the Company any such business opportunity for the benefit of himself or any other party without the prior written consent of the Company.

         4.      Compensation.

                 (a) During the first year of the term of employment hereunder, the Company shall pay the Employee a base salary, payable in equal periodic installments in accordance with the Company's customary payroll practices, not less frequently than semi-monthly, at an annual rate or rates set forth on Schedule A attached hereto and incorporated by reference herein. Schedule A may also set forth certain other compensation payable to Employee. In each subsequent year of the term of employment, the Company shall pay to the Employee a salary and any such other compensation determined by the Board of Directors following its annual salary and performance review; provided, however, that such salary and compensation shall not be less than the amount determined in accordance with Schedule A.

                 (b) Employee shall receive an annual cash performance bonus for each calendar year during the term of this Agreement to be determined according to the following procedure except as may be otherwise mutually agreed to between the Employee and the Company. The Board of Directors of the Company, or the Compensation Committee of the Board of Directors, if so





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authorized, shall establish specific annual performance goals for the
Company and for Employee with respect to each calendar year (or portion thereof) during the term of this Agreement commencing on January 1, 1998. Such goals shall be communicated to Employee not later than the end of the first quarter of the applicable calendar year. At the end of each calendar year during the term of this Agreement, or within a reasonable time thereafter, the Board of Directors of the Company, or the Compensation Committee of the Board of Directors, if so authorized, shall review the actual performance of the Company and Employee, giving due consideration to market and other developments outside of the control or influence of Employee and the Company, and based upon the extent to which the applicable annual performance goals have been achieved, shall determine in its sole and absolute discretion, the amount of performance bonus payable to Employee with respect to such year.

               (c) The Company shall also pay Employee a monthly automobile allowance in the amount set forth on Schedule A attached hereto.

               (d) All payments of salary and other compensation to the Employee shall be made after deduction of any taxes which are required to be withheld with respect thereto under applicable federal and state laws.

         5. Vacation/Personal Time. Employee shall be entitled to leave for vacation and personal time off as provided on Schedule A attached hereto and incorporated by reference herein. Unused holidays and days for personal time off and vacation may not be carried over from one fiscal year to another. The aggregate number of days specified on Schedule A for vacation and personal time off need not be taken by Employee in succession, but in any increments and at any time during the year as approved by the Company. For purposes of this Agreement, "personal time off" shall include time taken off by Employee on account of illness, family emergency or death in the immediate family.

         6. Fringe Benefits; Expenses. So long as the Employee is employed by the Company, the Employee shall participate in any employee benefit plans sponsored by the Company generally for its employees serving in similar employment capacities as the Employee as determined from time to time by the board of directors of the Company or any compensation committee of the board of directors, if any, and on terms at least as favorable to Employee as are generally offered to other employees of the Company serving in a similar capacity. The Company shall also reimburse Employee for his reasonable travel and other out-of-pocket business expenses incurred in connection with his employment under this Agreement pursuant to expense reports filed in accordance with the Company's policies in effect from time to time, provided that if Employee receives an automobile allowance pursuant hereto, then Employee shall not otherwise be reimbursed for automobile expenses under this provision, except for out-of-town rental automobiles.

         7.    Termination.

               (a) General. The Company and Employee agree that Employee's employment hereunder may be terminated by the Employee resigning or by the Company's declaration of termination with or without "Cause" at any time, subject to the terms of this Section 7. Such





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termination shall be effective upon delivery of written notice from the acting party to the other of its election to terminate employment pursuant to this
Section 7. "Cause" when used in connection with the termination of employment with the Company, shall mean the termination of the Employee's employment by the Company by reason of (i) Employee's material breach of any of Sections 3, 7, 8, 9, 10, 11 and 12 of this Agreement which breach is not cured within thirty (30) days of written notice to Employee of such breach; (ii) the conviction of, or the entering of a guilty plea or no contest plea by, the Employee for a crime involving felony by a court of competent jurisdiction;
(iii) the commission by the Employee of an act of fraud upon the Company or any of its affiliates; (iv) the misappropriation of any funds or property of the Company or any of its affiliates by the Employee; (v) the failure by the Employee to perform material duties assigned to him pursuant to Schedule A or otherwise assigned to and accepted by Employee, or to comply with any written Company policy after reasonable written notice and opportunity to cure such performance; (vi) the engagement by the Employee in any direct, material conflict of interest with the Company or any of its Assisted Affiliates without compliance with the Company's conflict of interest policy, if any, then in effect; or (vii) the engagement in any activity which would constitute a material violation of the provisions of the BrightStar Information Technology Group, Inc. ("BrightStar") insider trading policy, if any, then in effect.

                 (b) Termination for Cause or Resignation. If the Company terminates the Employee's employment for Cause or the Employee voluntarily resigns, the Company shall pay the Employee's base salary earned through the date of termination (and any other earned but unpaid compensation and accrued vacation time prior to termination), but all rights to any other compensation or benefits arising hereunder, shall be canceled and terminated in all respects concurrently with such termination of employment; provided that the Employee may elect to continue to participate, at Employee's own expense, in such health insurance and other benefits as to which the opportunity for continuing participation is mandated by applicable laws.

                 (c) Termination Without Cause. In the event that the Employee's employment is terminated by the Company without Cause other than at the end of the initial term or one of the one year renewal terms of this Agreement, the Company shall, subject to the terms of subsections 7.(e) and 7.(f) below, and only if and as long as Employee is not in breach of his obligations under this Agreement, pay compensation to Employee in the manner set forth below. If the Employee is terminated without Cause during the initial three-year term of this Agreement, then the Company shall continue to pay to Employee his current base salary provided for under this Agreement, plus any other earned and unpaid compensation and accrued vacation time prior to termination, plus a per annum amount of additional compensation based on prior earned bonuses and/or commissions, if any, equal to the amount of earned bonuses or commissions of Employee during the twelve complete calendar months immediately preceding the date of termination ("Severance Payments"), in periodic payments in accordance with its customary payroll practices for the period ending the later of (i) the end of the initial three-year term of the Agreement or (ii) twelve months after termination of employment. If the Employee is terminated without Cause during any one-year extension of the initial term of the Agreement, then the Company shall continue to pay to Employee Severance Payments in accordance with its customary payroll practices for a period of twelve months after termination of such employment. If the Employee is terminated by the Company without Cause, the Company shall also continue to provide benefits in the kind and amounts provided to its





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employees generally for up to twelve months following the date of termination, including continuation of any Company-paid benefits provided pursuant hereto, for the Employee and Employee's spouse and minor children, provided such benefits will be subject to immediate termination to the extent Employee receives benefits under another similar benefit plan. If the Company fails to make any of the payments required under this Section 7.(c) when reasonably due, then any restrictions imposed by Section 8 hereof against Employee competing with the Company shall immediately lapse, but this shall not release the Company's obligation for Severance Payments. Employee agrees that the above payments shall be a full settlement of the Company's obligations to Employee hereunder in the event of a termination without Cause.

                (d) Termination Following Change of Control. In the event of (i) the sale of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, liquidation or reorganization of the Company, in which the Company or an affiliate of the Company is not the surviving entity, or which results, in any event, in a change of control of the Company (each, a "Change in Control Transaction"), the Company or the surviving entity, as the case may be, may either (A) terminate Employee's employment hereunder and pay to the Employee an amount equal to thirty-six months (36) compensation at Employee's then current annual salary, payable not less frequently than monthly, and continue to provide benefits in the kind and amounts provided to its employees generally for such thirty-six (36) month period (collectively, "Change of Control Compensation") or (B) adopt this Agreement; provided, however, that if the Company or the surviving entity elects to adopt this Agreement following a Change in Control Transaction and it shall subsequently terminate Employee's term of employment without Cause, then it shall pay and provide to Employee salary and benefits equal to the greater of (x) the salary and benefits to be provided under Section 7.(c), and (y) the difference between the salary and benefits provided to Employee pursuant to clause (A) above and the aggregate amount of salary and benefits actually paid to Employee following the Change in Control Transaction.

                (e) Disability; Death. If at any time during the term of this Agreement, Employee is unable, due to physical or mental disability, to perform effectively his duties hereunder, the Company shall continue payment of compensation as provided in Section 4 during the first six months of such disability to the extent not covered by the Company's disability insurance policies. Upon the expiration of such six month period, the Company, at its sole option, may continue payment of Employee's salary for such additional periods as the Company elects, or may terminate this Agreement without any further obligations hereunder. If Employee should die during the term of this Agreement, Employee's employment and the Company's obligations hereunder shall terminate as of the end of the month in which Employee's death occurs and there will be no salary and benefit continuation period. Employee shall be deemed to have incurred a disability if Employee suffers a physical or mental condition which (i) satisfies the definition of "total disability" in the Company's disability insurance policies, or (ii) if no such policy or plan is then covering Employee, in the reasonable judgment of the Board of Directors, prevents Employee from engaging in any substantial gainful employment with the Company for a period of more than six (6) months.

                (f) Standstill Agreement; Lock-up Letters. So long as Employee is employed by the Company or receives severance compensation as provided above, Employee agrees that he will sign any reasonable securities lock-up letters, standstill agreements, or other similar documentation





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required by an underwriter in connection with a public offering of securities by BrightStar or take other actions reasonably related thereto as requested by the Board of Directors of the Company under similar terms and conditions as for other management employees of the Company or BrightStar generally. Failure to take any such action shall be a "Cause" for termination and shall cause Employee to forfeit any further rights to compensation or other payments hereunder. In addition, Employee agrees that in such event the Company can seek and obtain specific performance of such covenant, including any injunction requiring execution thereof, and the Employee hereby appoints the then current President of the Company to sign any such documents on his behalf so long as such documents are prepared on the same basis as for other management shareholders generally.

         8.     Covenant Not to Compete.

                (a) During Term of Employment. During Employee's term of employment pursuant to this Agreement, Employee will not compete with the Company or its affiliates, directly or indirectly, either for himself or as a member of a partnership or a limited liability company or as a stockholder (except as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held company whose gross revenues exceed $100 million), investor, owner, officer or director of a company or other entity, or as an employee, agent, trustee, manager, associate or consultant of any person, partnership, corporation or other entity, in any business in competition with that carried on by the Company or any of its affiliates. As of the date hereof, the Company anticipates that it will engage principally in the business of providing information technology services to a variety of industries, but the provisions of this Section 8.(a) shall apply to any business in which the Company or its affiliates are engaged during the term of Employee's employment.

                (b) Restricted Periods. Section 8.(c) below restricts Employee's ability to compete against the Company or it affiliates following Employee's term of employment. For purposes of this Section 8, and in particular Section 8.(c), if Employee voluntarily resigns his employment with the Company, or is terminated by the Company for Cause, then the period for which Employee cannot compete with the Company shall be the longer of (i) two
(2) years from the date hereof, or (ii) one (1) year after the termination of employment ("Restricted Period For Cause"). If Employee is terminated by Employer without Cause or pursuant to Section 7.(d) above, then the period for which Employee cannot compete with the Company or its affiliates (the "Restricted Period Without Cause"), shall be based upon whether Employee was terminated during the initial three-year term or during any extension thereof. If Employee was terminated without Cause during the initial three-year term, the Restricted Period Without Cause shall be the greater of (i) the remaining months left of the initial three-year term, but not to exceed two (2) years, or
(ii) until one (1) year after the termination of employment without Cause. If Employee was terminated during any one (1) year extension of the initial three-year term, the Restricted Period Without Cause shall be equal to one (1) year after the termination of employment without Cause.

                (c) Following Term of Employment. Employee further agrees that, during the Restricted Period For Cause or the Restricted Period Without Cause, as applicable, Employee will not represent, engage in or carry on, directly or indirectly, any business with any customer or client of the Company (or any customer or client of an affiliate of the Company for which the Employee has materially assisted such affiliate in serving such customer or client ("Assisted Affiliate")) at the





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time of termination of employment, or any business within 100 miles of the city or county limits of any city or county in the United States or foreign countries where the Company or any Assisted Affiliate has an office or in which the Company provides services which produce Company revenues of an amount equal to 2% or more of the Company's revenues for the twelve complete calendar months preceding the time of termination, which business competes with any business, services or products produced, sold, conducted, developed, or in the process of development by the Company or jointly by the Company and an Assisted Affiliate during the term of Employee's employment, including any business that involves the furnishing of information technology services that are the type of services furnished by the Company, either for himself, as a member or equity owner of a partnership or a limited liability company, or as a shareholder (other than as a shareholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held company whose gross revenues exceed $100 million), investor, owner, officer or director of a company or other entity, or as an employee, agent, trustee, manager, associate or consultant of any person, partnership, corporation or other entity. As of the date hereof, the Company anticipates that it will engage principally in the business of providing information technology services to a variety of industries, but the provisions of this
Section 8.(c) shall apply to any business in which the Company is engaged at the termination of Employee's employment.

                 (d) Employee Agrees to Limitations. Employee agrees that the limitations set forth herein on his rights to compete with the Company and its affiliates are reasonable and necessary for the protection of the Company and its affiliates. In this regard, Employee specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on his activities specified herein, are reasonable and necessary for the protection of the Company and its affiliates. In particular, Employee acknowledges that the parties anticipate that the Employee will be actively seeking markets for the Company's products throughout the United States and in other countries of the world during Employee's employment with the Company. In the event that the provisions of this Agreement should ever be legally held to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

                 (e) Affiliates. For purposes of this Agreement, an "affiliate" of the Company is any person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

                 (f) Specific Performance. Employee agrees that the remedy at law for any breach by him of this Section 8 will be inadequate and that the Company shall also be entitled to injunctive relief.

         9.      Confidential Information and Results of Services.

                 (a) Treatment of Confidential Information. Employee agrees that during the term of this Agreement, and for five (5) years after his termination of employment, he will not use or disclose, without the prior consent of the Company, the Confidential Information (as hereinafter defined) owned by or subject contractually to be safeguarded by the Company, or any of its





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affiliates, and further agrees, that he will return to the Company all written, printed, or other physical presentation or holding of materials in his possession embodying such Confidential Information. Employee acknowledges that any information and materials received by the Company from third parties in confidence (or subject to non-disclosure or similar covenants) shall be deemed to be and shall be Confidential Information within the meaning of this Section
9. As a material inducement to the Company to employ (or to continue to employ) Employee and to pay to Employee compensation for such services to be rendered to the Company by Employee (it being understood and agreed by the parties hereto that such compensation shall also be paid and received in consideration hereof), Employee covenants and agrees that Employee shall not, except with the prior written consent of the Company, or unless Employee is acting as an employee of the Company solely for the benefit of the Company in connection with the Company's business and in accordance with the Company's business practices and employee policies, at any time during or following the term of Employee's employment by the Company, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any of such information which has been obtained by or disclosed to Employee as a result of Employee's employment by the Company.

                 (b) Definition of Confidential Information. For purposes of this Agreement, "Confidential Information" includes information conveyed or assigned to the Company by Employee or conceived, compiled, created, developed, discovered or obtained by Employee from and during his employment relationship with the Company, whether solely by the Employee or jointly with others, which concerns the affairs of the Company or its affiliates and which the Company could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be materially embarrassing, detrimental or disadvantageous to the Company or its affiliates and without limiting the generality of the foregoing includes information relating to inventions, and the trade secrets, technologies, algorithms, products, services, systems, programs (including, without limitation, the Company's computer software programs), procedures, manuals, confidential reports and communications, finances, business plans, marketing plans, legal affairs, supplier lists, client lists, potential clients, business prospects, business opportunities, personnel assignments, contracts and assets of the Company and information made available to the Company by other parties under a confidential relationship. Confidential Information, however, shall not include information (i) which is, at the time in question, in the public domain through no wrongful act of Employee, (ii) which is later disclosed to Employee by one not under obligations of confidentiality to the Company or Employee, (iii) which the Company has expressly given Employee the right to disclose pursuant to written agreement, or (iv) which is required by court or governmental order, law or regulation to be disclosed; provided, that Employee shall first have given prompt notice to the Company of any such possible or prospective order (or proceeding pursuant to which any such order may result) such that the Company shall have been afforded a reasonable opportunity to prevent or limit any such disclosure. Employee agrees that the remedy at law for any breach by him of this Section 9 will be inadequate and that the Company shall also be entitled to injunctive relief.

         10.     Definition of Intellectual Property.

                 (a) For purposes of this Agreement, the term "Intellectual Property" shall mean all of the information referred to in
Section 9 hereof and all of the following materials and information (whether or not reduced to writing and whether or not patentable or protectible by





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copyright) which Employee receives, receives access to, conceives or develops or has received, received access to, conceived or developed, in whole or in part, directly or indirectly, in connection with Employee's employment with the Company and any assistance to affiliates of the Company and related to the Company's and its affiliates scope of business (in any capacity, whether executive, managerial, planning, technical, sales, research, development, manufacturing, engineering or otherwise) or through the use of any of the Company's facilities or resources:

                 (b) Discoveries, concepts, and ideas including, without limitation, the nature and results of research and development activities, processes, formulas, inventions, computer-related equipment or technology, techniques, "know-how," designs, drawings and specifications;

                 (c) Production processes, marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, employee, customer, supplier and distributor data and other materials or information relating to the Company's business and activities and the manner in which the Company does business;

                 (d) Applications, operating systems, data bases, communications and other computer software, whether now or hereafter existing and developed for use on any operating system, and all modifications, enhancements and versions and all options available with respect thereto, and all future products developed or derived therefrom;

                 (e) Source and object codes, flowcharts, algorithms, coding sheets, routines, sub-routines, compilers, assemblers, design concepts and related documentation and manuals;

                 (f) Any other materials or information related to the business or activities of the Company which are not generally known to others engaged in similar businesses or activities; and

                 (g) Patents, trademarks, copyrights, trade secrets, all inventions, whether or not patentable, and any product, drawing, design, recording, computer software program, writing, literary work or other author's work, in any other tangible form developed in whole or in part by Employee during the term of this Agreement;

                 (h) All ideas, inventions, techniques, modifications, processes, or improvements which are derived from or relate to Employee's access to or knowledge of any of the above enumerated materials and information, or which are created, conceived, developed, purchased or acquired by Employee, either solely or in conjunction with others, during the term of Employee's employment with the Company which relate to, or are useful in, the business being conducted or proposed to be conducted by the Company or its affiliates, and any such item created by the Employee, either solely or in conjunction with others, following termination of the Employee's employment with the Company, that is based upon or uses Intellectual Property.

                 (i) Failure to mark any of the Intellectual Property as confidential, proprietary or Intellectual Property shall not affect its status as part of the Intellectual Property under the terms of this Agreement.





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                 (j)       For purposes of this Agreement, the term
"Intellectual Property" shall not apply to any ideas, inventions, techniques, modifications, processes, or improvements for which no equipment, supplies, facility or Intellectual Property of the Company was used, which was developed entirely on Employee's own time, and which does not (i) relate to the business of the Company, (ii) relate to the Company's actual or demonstrably anticipated research or development or (iii) result from any work performed by Employee for the Company.

         11.     Ownership of Information.

                 (a) Employee covenants and agrees that all right, title and interest in any Intellectual Property shall be and shall remain the exclusive property of the Company. Employee agrees immediately to disclose to the Company all Intellectual Property developed in whole or in part by Employee during the term of Employee's employment with the Company and to assign to the Company any right, title or interest Employee may have in such Intellectual Property. Employee agrees to execute any instruments and to do all other things reasonably requested by the Company (both during and after Employee's employment with the Company) in order to vest more fully in the Company all ownership rights in those items transferred by Employee to the Company;

                 (b) Employee will not contest the validity of any invention, any copyright, any trademark or any mask work registration owned by or vesting in the Company under this Agreement;

                 (c) Employee will execute, acknowledge, and deliver to the Company such applications, assignments (including patent applications and assignments), and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Intellectual Property in the United States and any foreign jurisdictions;

                 (d) Employee will sign all other papers necessary to carry out the above obligations; and

                 (e) Employee will give testimony and render any other assistance but without expense to the Employee in support of the Company's rights to any Intellectual Property.

                 (f) If any one or more of the foregoing items are protectible by copyright and are deemed in any way to fall within the definition of "work made for hire," as such term is defined in 17 U.S.C.
Section 101, such work shall be considered a "work made for hire," the copyright of which shall be owned solely, completely and exclusively by the Company. If any one or more of the aforementioned items are protectible by copyright and are not considered to be included in the categories of works covered by the "work made for hire" definition contained in 17 U.S.C. Section 101, such items shall be deemed to be assigned and transferred completely and exclusively to the Company by virtue of the execution of this Agreement.

         12. Covenants Not to Hire Employees. It is recognized and understood by the parties hereto that the employees of the Company are an integral part of the Company's business and that it is extremely important for the Company to use its maximum efforts to prevent the Company from losing employees. It is therefore understood and agreed by the parties hereto that, because of the





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nature of the business of the Company, it is necessary to afford fair protection to the Company from the loss of any such employees. Consequently, as a material inducement to the Company to employ (or continue to employ) Employee, Employee covenants and agrees that, for the period commencing on the date of Employee's termination of employment for any reason whatsoever and ending two (2) years after Employee's termination of employment with the Company, Employee shall not, directly or indirectly, hire or engage or attempt to hire or engage any individual who shall have been an employee of the Company at any time during the one (1) year period prior to the date of Employee's termination of employment with the Company, whether for or on behalf of Employee or for any entity in which Employee shall have a direct or indirect interest (or any subsidiary or affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, employer, employee, servant, agent, representative or otherwise. If Employee violates this Section 12, Employee agrees that, as part of the damages recoverable by the Company, Employee shall pay to the Company a liquidated damages amount equal to the compensation of the employee of the Company solicited away from employment with the Company by Employee for the twelve months preceding the date of said employee's termination from the Company.

          13. Injunctive Relief. Employee understands and agrees that the Company shall suffer irreparable harm in the event that Employee breaches any of Employee's obligations under this Agreement and that monetary damages shall be inadequate to compensate the Company for such breach. Accordingly, Employee agrees that, in the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or to restrain any such breach by Employee, or by any or all of Employee's partners, co-venturers, employers, employees, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of or with Employee.

          14. Materials. All notes, data, tapes, reference items, sketches, drawings, memoranda, records and other materials in any way relating to any of the Confidential Information or Intellectual Property or to the Company's business shall belong exclusively to the Company and Employee agrees to turn over to the Company all copies of such materials in Employee's possession or under Employee's control at the request of the Company or, in the absence of such a request, upon the termination of Employee's employment with the Company.

          15. Remedies. Employee covenants and agrees that, if Employee shall violate any of Employee's covenants or agreements under this Agreement, the Company shall be entitled to an accounting and repayment from Employee of all profits, compensation, royalties, commissions, remunerations or other payments (collectively "Payments") which Employee realizes as a result of the violative actions. Employee shall also reimburse the Company for all reasonable costs and expenses (including reasonable attorneys fees) incurred in pursuing its rights hereunder if Employee has violated this Agreement. Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company is or may be entitled at law or in equity or otherwise under this Agreement, provided that recovery of any Payments shall be reduced by the amount of any compensatory damages otherwise recovered.

          16. Employee's Status. Except as expressly provided by terms of this Agreement, nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company shall continue to employ Employee, nor shall this Agreement affect in any way the right of the Company to terminate the employment of Employee at any time and for any reason whatsoever. No change of Employee's duties as an employee of the Company shall result in, or be deemed to be, a modification of the terms of this Agreement.

          17. Notice. All notices, requests, demands and other communications required by or permitted under this Agreement shall be in writing and shall be sufficiently delivered if delivered by hand, by courier service, or sent by registered or certified mail, postage prepaid, to the parties at their respective addresses listed below:

                 (a) If to the Employee, to the address set out in the beginning of this Agreement;

                 (b)       If to the Company:

                          __________________________________________
                          BrightStar Information Technology Group, Inc. 10375 Richmond Avenue, Suite 1620
                          Houston, Texas 77042

                 Either party may change such party's address by such notice to the other parties.

          18. Assignment. This Agreement is personal to the Employee, and he shall not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Company. Neither the employee nor his spouse will have the right to commute, encumber, or otherwise dispose of any prospective payments under this Agreement. The Company shall have the right to assign this Agreement to a successor in interest in connection with a merger, sale of substantially all assets, or the like; provided however, that an assignment of this Agreement to an entity with operations, products or services outside of the industries in which the Company is then active shall not be deemed to expand the scope of Employee's covenant not to compete with such operations, products or services without Employee's written consent.

          19. Survival. The provisions of Sections 7 through 15 of this Agreement shall survive the termination of the Employee's employment hereunder in accordance with their terms, provided that all provisions of this Agreement shall terminate five years after termination of employment (if not already expired in accordance with their specific time of applicability) except with respect to the resolution of any claims asserted prior to such termination.

          20. Applicable Law. The substantive laws of the State of Texas, excluding any law, rule or principle which might refer to the substantive law of another jurisdiction, will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof.

          21. Binding Upon Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

          22. Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Employee with respect to the terms of employment of the Employee by the Company and supersedes all prior agreements and understandings, whether written or oral, between them concerning such terms of employment.

          23.    Waiver and Amendments; Cumulative Rights and Remedies.

                 (a) This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

                 (b) No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.

                 (c) The obligations of the parties hereto and such parties' rights and remedies hereunder are in addition to all other obligations of such parties, and all rights and remedies of such parties, created pursuant to any other agreement.

          24. Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

          25. Severability. In the event that any provision or provisions of this Agreement is held to be invalid, illegal or unenforceable by any court of law or otherwise, the remaining provisions of this Agreement shall nevertheless continue to be valid, legal and enforceable as though the invalid or unenforceable parts had not been included therein. In addition, in such event the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible with respect to those provisions which were held to be invalid, illegal or unenforceable.

         IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement under seal on the date first above written, to be effective as of _______________, 199 .

                                  BRIGHTSTAR INFORMATION TECHNOLOGY
                                     GROUP, INC.



                                  By:
                                      -------------------------------------
                                  Name:
                                        -----------------------------------
                                  Title:
                                         ----------------------------------


                                  EMPLOYEE:



                                  -----------------------------------------

                       SCHEDULE A TO EMPLOYMENT AGREEMENT
                       ----------------------------------


Name                               Position                                    Salary               Effective Date

Marshall G. Webb                   President and Chief Operating Officer       $   175,000.00       January 1, 1998

Michael Sooley                     Executive Vice President and Chief          $   150,000.00O      October 1, 1997
                                   Operating Officer

Daniel M. Cofall                   Executive Vice President and Chief          $   150,000.00       August 16, 1997
                                   Financial Officer

Thomas Hudgins                     Executive Vice President of Sales and       $   150,000.00       January 1, 1998
                                   Marketing and Secretary

